J.P. Morgan Securities LLC
383 Madison Avenue,
New York, New York 10179
United States of America

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
United States of America

Goldman Sachs (Asia) L.L.C.
68th Floor, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

China International Capital Corporation Hong Kong Securities Limited
29th Floor, One International Finance Centre
1 Harbour View Street, Central
Hong Kong

VIA EDGAR

November 6, 2017

Securities and Exchange Commission

Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Attn:                    Jan Woo, Legal Branch Chief

Re:                             Sogou Inc.

Registration Statement on Form F-1, as amended (File No. 333-220928)

Registration Statement on Form 8-A (File No. 001-38279)

Dear Ms. Woo:

We hereby join Sogou Inc. (the “Company”) in connection with its request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 4:00 p.m., Eastern Time on November 8, 2017, or as soon thereafter as practicable, or at such other time as the Company or its outside counsel, Goulston & Storrs PC, may orally request by telephone call that such Registration Statement be declared effective.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that we have effected the following distribution of the Company’s Preliminary Prospectus dated October 27, 2017, as amended, through the date hereof:

Preliminary Prospectus dated October 27, 2017:

4383 copies to prospective underwriters, institutional investors, dealers and others.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:

/s/ Alice Takhtajan
	Name:	Alice Takhtajan
	Title:	Managing Director

[Signature Page to Underwriters’ Acceleration Request]

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:

/s/ Marc Bernstein
	Name:	Marc Bernstein
	Title:	Director

[Signature Page to Underwriters’ Acceleration Request]

Very truly yours,

GOLDMAN SACHS (ASIA) L.L.C.

By:
/s/ Scott Chen
	Name:	Scott Chen
	Title:	Managing Director

[Signature Page to Underwriters’ Acceleration Request]

Very truly yours,

CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED

By:
/s/ Shuguang Wang
	Name:	Shuguang Wang
	Title:	Managing Director

[Signature Page to Underwriters’ Acceleration Request]